Exhibit (k)(6)

FACILITY AGREEMENT

dated as of February 22, 2021

between

APOLLO DEBT SOLUTIONS BDC

and

GOLDMAN SACHS BANK USA

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TABLE OF CONTENTS

(continued)

Page

Schedules

Schedule 1 Form of Purchase Request

Schedule 2 Terms of Distressed Facility Sale Confirmation

Schedule 3 Terms of Par/Near Par Facility Sale Confirmation

Exhibit

Exhibit A Form of Distressed Facility Sale Confirmation

Exhibit B Form of Par/Near Par Facility Sale Confirmation

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FACILITY AGREEMENT (this “Agreement”) dated as of February 22, 2021 (the “Closing Date”) between APOLLO DEBT SOLUTIONS BDC, a Delaware statutory trust (the “Company”) and GOLDMAN SACHS BANK USA (the “Financing Provider”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I

Defined Terms. When used herein, the following terms shall have the following meanings:

“Accelerated Sale Date” means, with respect to any Portfolio Investment:

(a)    in respect of an Accelerated Sale Event pursuant to clause (a) of the definition thereof, the date of such event;

(b)    in respect of an Accelerated Sale Event pursuant to clause (b) of the definition thereof, the fifth (5th) Business Day after the date on which the Company provides notice of such event to the Financing Provider; and

(c)    in respect of an Accelerated Sale Event pursuant to any clause other than (a) or (b) of the definition thereof the fifth (5th) Business Day after the date on which the Financing Provider provides written notice of such event to the Company ( or if no Parent Rating Event has occurred and is continuing, the tenth (10th) Business Day after the date on which the Financing Provider provides written notice of such event to the Company).

“Accelerated Sale Event” means, with respect to any Portfolio Investment, any of the following (together with, in the case of (b)-(g) below, the giving of notice under Section 2.07):

(a)    a Facility Acceleration Event;

(b)    an election by the Company to declare an Accelerated Sale Event pursuant to Section 2.04 or 2.07(b);

(c)    an event of default that has occurred and is continuing under the Underlying Documentation for such Portfolio Investment, unless the Company has made a Collateralization Election and complied with the terms of Section 2.07(c) in relation to such Portfolio Investment;

(d)    a Conversion Event has occurred and is continuing in respect of such Portfolio Investment, unless the Company has made a Collateralization Election and complied with the terms of Section 2.07(c) in relation to such Portfolio Investment;

(e)    an Adverse Claim Event has occurred and is continuing in respect of such Portfolio Investment, unless in case of clause (a) of the definition of Adverse Claim Event the Company has made a Collateralization Election and complied with the terms of Section 2.07(c) in relation to such Portfolio Investment;

(f)    an Illegality Event has occurred and is continuing in respect of such Portfolio Investment; or

(g)    such Portfolio Investment becomes and continues to be an Ineligible Investment.

“Additional Funded Amount” means, with respect to any Portfolio Investment that is a Delayed Draw Term Loan or Revolving Loan, on any date, an amount, for each Additional Funding in respect of such Portfolio Investment after the Relevant Settlement Date and on or prior to the date of determination, equal to the aggregate net amount funded by the Financing Provider in respect of such Additional Funding (for the avoidance of doubt, giving effect to any “original issue discount” in respect of such funding (except to the extent already taken into account in determining the Initial Value) and any fees and expenses net funded). For the avoidance of doubt, the Additional Funded Amount shall not include any amounts in the Initial Value.

“Additional Funding” means, with respect to any Portfolio Investment that is a Delayed Draw Term Loan or Revolving Loan, each additional net funding of loans by the Financing Provider made after the Relevant Settlement Date in respect of unfunded delayed draw or revolving commitments for such Portfolio Investment, as applicable (for the avoidance of doubt, giving effect to any “original issue discount” in respect of such funding (except to the extent already taken into account in determining the Initial Value) and any fees and expenses net funded).

“Adverse Claim Event” means, with respect to any Portfolio Investment, (a) the existence of any lien, claim, security interest or other encumbrance ranking, in whole or in part, in priority to the Financing Provider’s interest in and to such Portfolio Investment (other than (and without permitting the following under the last sentence of Section 2.04) any lien, claim, security interest or encumbrance (i) created by the Financing Provider, (ii) in favor of any creditor or other person on account of any obligations of the Financing Provider or any of its Affiliates or (iii) which arises pursuant to, or which is permitted under, the terms of the relevant credit documentation) or (b) the commencement of any legal proceedings against the Financing Provider by any person on account of an obligation owed to such Person by the Company (and, for the avoidance of doubt, not any creditor or other person on account of any obligations of the Financing Provider or any of its Affiliates) in respect of any claim respecting the Financing Provider’s ownership of such Portfolio Investment which, if such claim were to be upheld by a court having the requisite jurisdiction, would impugn, negate or subordinate, in whole or in part, the Financing Provider’s legal and beneficial ownership of such Portfolio Investment or which would subject or subordinate, in whole or in part, the Financing Provider’s ownership of such Portfolio Investment to any lien, claim, security interest or encumbrance in favor of any other party. For the avoidance of doubt, restrictions on assignments or transfers, drag-along, tag-along, rights of first refusal and other similar rights pursuant to the Underlying Documentation of such Portfolio Investment shall not be deemed to be a “Adverse Claim Event.”

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes (or is an obligor under) a Portfolio Investment held by the Company or any of its Affiliates in the ordinary course of business.

“Agreement” has the meaning set forth in the introductory paragraph.

“Applicable Margin” means a rate per annum equal to 1.77%.

“Applicable Purchaser” means, on any date, (a) if the Capital Condition is not satisfied on such date (and not waived by the Company), the Initial Purchaser, and (b) if the Capital Condition is satisfied on such date (or waived by the Company), the Company; provided, however, that the Initial Purchaser and the Company may elect by written notice to the Financing Provider to each act as Applicable Purchaser in relation to separate portions of the Investment Commitment Amount for a particular Portfolio Investment (adding up to 100% of such Investment Commitment Amount), in which case “Applicable Purchaser” shall refer to each of the Initial Purchaser and the Company separately in relation to such separate portions of the Investment Commitment Amount.

“Average Financing Amount” means, with respect to any Facility Fee Period, the sum of the Financing Amount on each day in that period divided by the actual number of days in that period.

“Average Unused Amount” means, with respect to any Facility Fee Period, the sum of the Unused Amount on each day in that period divided by the actual number of days in that period.

“Business Day” means any day on which commercial banks and foreign exchange markets settle payments in New York City.

“Capital Condition” means a condition that shall be satisfied on and after the date on which the Company (a) receives aggregate subscriptions of $600,000,000 or greater deposited from escrow into its custody account or (b) provides written notice to the Financing Provider that is has been satisfied.

“Cash” means the lawful currency of the United States of America.

“Closing Date” has the meaning set forth in the introductory paragraph.

“Commitment Amount” means on any date (a) prior to May 22, 2021, $250,000,000, (b) on or after May 22, 2021, and prior to the Facility End Date, $500,000,000 and (c) on or after the Facility End Date, zero. Notwithstanding the foregoing, on any date, the Company may by written notice to the Financing Provider make an irrevocable election to reduce the Commitment Amount by an amount up to the Portfolio Refusal Amount on such date, without payment of any Makewhole Amount; provided that the Commitment Amount may not be reduced by the Company on any date to less than the actual Financing Amount (excluding any deduction of the amount of any Cash Collateral in the calculation thereof) on such date.

“Company” has the meaning set forth in the introductory paragraph.

“Company Parties” means the Company and the Guarantor.

“Conversion Event” means, with respect to any Portfolio Investment:

(a)    such Portfolio Investment is restructured by way of an amendment or modification to the Underlying Documents after such Portfolio Investment was approved by the Financing Provider pursuant to a Purchase Request in any way such that the Portfolio Investment ceases to be, in the reasonable determination of the Financing Provider, an Eligible Loan (as applicable based on the characterization of such Portfolio Investment immediately prior to such restructuring); or

(b)    the principal amount of such Portfolio Investment is, by way of an amendment or modification to the Underlying Documents after such Portfolio Investment was approved by the Financing Provider pursuant to a Purchase Request, converted into any non-cash assets or securities (whether of the relevant obligor or any other entity or person), including options, warrants and income trust units or depository receipts representing such securities, irrespective of whether the Financing Provider may have consented to such conversion.

“Default” means any event that, with notice or lapse of time or both hereunder, would constitute an Event of Default.

“Delayed Draw Term Loan” means a loan obligation that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such loan obligation was issued or created, (b) specifies a maximum amount that can be borrowed during a fixed borrowing period and (c) does not permit the re-borrowing of any amount previously repaid.

“Default Sale” has the meaning set forth in Section 7.02(a)(iv).

“Designated Assignee” has the meaning set forth in Section 3.01.

“Distressed Facility Sale Confirmation” means the LSTA Distressed Trade Confirmation attached as Exhibit A hereto.

“Distressed Loan” means a loan, the purchase and sale of which would, in accordance with market convention in effect as of the date of determination, as determined by the Financing Provider in its reasonable discretion, settle on distressed documents rather than par documents; provided that with respect to any loan which trades in the U.S. secondary loan market, if the LSTA has conducted a shift poll in respect of whether the market has shifted to utilizing distressed documents for purposes of settling trades in the relevant loan, the determination of such shift poll shall be determinative of whether such loan constitutes a Distressed Loan.

“Eligibility Criteria” means, with respect to any loan obligation or Portfolio Investment, such loan obligation or Portfolio Investment, as applicable, (a)(i) is a First Lien Loan or Second Lien Loan, (ii) is denominated in U.S. dollars, (iii) at the time of origination thereof has a calculated senior secured net leverage ratio of less than 5.00 to 1.00 and (iv) has customary limitations on the ability of the obligor thereof to incur additional senior secured indebtedness for borrowed money, and (b) otherwise satisfies such criteria as mutually agreed upon in writing by the Financing Provider and the Company on or prior to the related Purchase Request being made.

“Eligible Loan” means a loan obligation that satisfies the Eligibility Criteria.

“Event of Default” has the meaning set forth in Section 7.01.

“Facility Acceleration Event” means (a) the occurrence of any Event of Default set forth in Section 7.01(d) or 7.01(e) or (b) the Financing Provider electing to declare a Facility Acceleration Event pursuant to Section 7.01 following the occurrence and during the continuance of any other Event of Default.

“Facility Documents” means this Agreement and the Facility Guaranty.

“Facility End Date” means the earliest of (i) the Scheduled Facility End Date, (ii) any date designated as such by the Financing Provider while a Facility Acceleration Event has occurred and is continuing and (iii) any date designated by the Company upon at least five (5) Business Days’ irrevocable prior written notice to Financing Provider, provided that if the Facility End Date occurs prior to October 22, 2021, the Company shall pay the Makewhole Amount on such Facility End Date.

“Facility Fee Amount” means, with respect to any Facility Fee Period, an amount equal to the product of:

(a)    the Average Financing Amount for such Facility Fee Period;

(b)    the Facility Fee Rate for such Facility Fee Period; and

(c)    the actual number of days in such Facility Fee Period divided by 360.

“Facility Fee Period” means the period from, and including, the previous Facility Fee Period End Date to, but excluding, the next occurring Facility Fee Period End Date, provided that:

(a)    the initial Facility Fee Period shall begin on (and include) the Closing Date; and

(b)    the final Facility Fee Period shall end on (but exclude) the Termination Date.

“Facility Fee Period End Date” means (a) the 22nd calendar day of March, June, September and December until the Termination Date, beginning June 22, 2021, (b) the Facility End Date and (c) the Termination Date.

“Facility Fee Rate” means, with respect to any Facility Fee Period, a per annum rate equal to the sum of (a) the LIBOR Rate in respect of such Facility Fee Period and (b) the Applicable Margin.

“Facility Guaranty” means that certain Guarantee Agreement entered into on the Initial Closing Date by and between the Guarantor and the Financing Provider.

“Facility Payment Amount” as defined in Section 4.01.

“Facility Purchase Price” means, with respect to a Portfolio Investment and a Facility Sale Transaction, the percentage equal to:

(a)    the sum of (i) the Initial Value plus (ii) the Additional Funded Amount minus (iii) the Principal Repayment Amount divided by

(b)    the Investment Commitment Amount.

“Facility Sale Date” means, with respect to any Portfolio Investment, the date on which a Facility Sale Transaction in respect of such Portfolio Investment becomes effective between the Company Party and the Financing Provider, pursuant to which the Financing Provider will settle the sale of such Portfolio Investment to the Company Party on the terms set forth herein (provided that settlement of such transaction may be effected by and with a Designated Assignee as provided in Section 3.01), which date shall be the earliest to occur of (a) the Facility Sale Settlement Date, (b) the Accelerated Sale Date (if any) in respect of such Portfolio Investment and (c) five (5) Business Days prior to the Facility End Date.

“Facility Sale Settlement Date” means, with respect to any Portfolio Investment, the date on which settlement occurs under the applicable Trade Confirmation governing the terms of the Facility Sale Transaction in respect of such Portfolio Investment.

“Facility Sale Transaction” means a binding transaction entered into between the Financing Provider and a Company Party pursuant to which such Company Party agrees to buy from the Financing Provider, and the Financing Provider agrees to sell to the Company Party, the relevant Portfolio Investment on and in accordance with the terms set forth in this Agreement; provided that settlement of such transaction may be effected by and with a Designated Assignee as provided in Section 3.01.

“Failed Settlement Obligations” has the meaning set forth in Section 4.02(a)(iii).

“Financing Amount” means, on any date of determination, an amount equal to the sum of the Relevant Principal Amount on such date for each Portfolio Investment minus the amount of any Cash Collateral held pursuant to Section 2.07(c).

“Financing Provider” has the meaning set forth in the introductory paragraph.

“First Lien Loan” means a senior secured term loan, including any Delayed Draw Term Loan or Revolving Loan, documented by way of a loan or credit agreement which trades as a “first lien loan” as reasonably determined by the Financing Provider under then-current trading practices in the primary or secondary loan market, as the case may be and which is not a Distressed Loan.

“Fitch” means Fitch Ratings, Inc., also known as Fitch Ratings, and its successors.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, the United Kingdom, the European Union or any other foreign entity or government (including any successor to any of the foregoing).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“GS Fee Letter” means the GS Fee Letter, dated as of February 22, 2021 between the Company and the Financing Provider.

“Guarantor” means Apollo Management Holdings, L.P. and its permitted successors and assigns.

“Illegality Event” means, with respect to any Portfolio Investment and not as a result of any action or inaction of the Financing Provider or any of its Affiliates, the determination by the Financing Provider (in its reasonable discretion) that due to the adoption of or any change in any applicable law or regulation (or the generally accepted interpretation thereof) or the issuance of any order, judgment, ruling, administrative guideline or policy of or by any Governmental Authority of competent jurisdiction, it is illegal or unlawful, or there is a substantial likelihood that it will become illegal or unlawful, for the Financing Provider to maintain ownership or dispose of such Portfolio Investment.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including in connection with deposits or advances), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accrued expenses incurred and current accounts payable, in each case in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all obligations required to be accounted for as a finance or capital lease (and not an operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing “Indebtedness” shall not include (v) indebtedness of such Person on account of the sale by such Person of the first out tranche of any first lien loan that arises solely as an accounting matter under ASC 860, (w) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or investment to satisfy unperformed obligations of the seller of such asset or investment, (x) a commitment arising in the ordinary course of business to make a future portfolio investment (including Portfolio Investments) or fund the delayed draw or unfunded portion of any existing portfolio investment (including Portfolio Investments), (y) any accrued incentive, management or other fees to an investment manager or its affiliates (regardless of any deferral in payment thereof), or (z) non-recourse liabilities for participations sold by any person in any loan.

“Ineligibility Sale Settlement Date” means, with respect to any Portfolio Investment, the later to occur of (a) the settlement of the sale by the Financing Provider of such Portfolio Investment pursuant to clauses (ii), (iii), (iv) or (v) of Section 2.04 and (b) the date on which the Company has paid the Sale Loss Amount (if any) to the Financing Provider in accordance with Section 4.02(b) in respect of an event pursuant to clauses (ii), (iii), (iv) or (v) of Section 2.04 (except that the Ineligibility Sale Settlement Date may occur despite this clause (b) if elected by the Financing Provider).

“Ineligible Investment” means, with respect to any Portfolio Investment at any time of determination, such Portfolio Investment fails, at such time, to satisfy the Eligibility Criteria.

“Initial Purchaser” has the meaning set forth in the Guarantee.

“Initial Value” means, with respect to any Portfolio Investment, (a) if such Portfolio Investment is a Primary Market Investment, the net amount actually funded by the Financing Provider on the initial funding date (for the avoidance of doubt, (i) after giving effect to any “original issue discount” in respect of the funded or unfunded loans and any fees and expenses net funded and (ii) excluding any unfunded commitments in respect of such Portfolio Investment) and otherwise (b) an amount equal to the initial amount of cash proceeds actually paid by the Financing Provider to acquire such Portfolio Investment. For the avoidance of doubt, the Initial Value will not include the Additional Funded Amount.

“Interest Proceeds” means, with respect to a Portfolio Investment, all payments, including, without limitation, interest, fees, dividends, distributions, make-wholes, premiums and other amounts, if any, actually received by the Financing Provider in its capacity as holder of such Portfolio Investment (other than Principal Proceeds) (whether paid by the obligor, an insurer, guarantor or other obligor or as a result of enforcement of security).

“Investment Commitment Amount” means, with respect to a Portfolio Investment and a Facility Sale Transaction, the sum as of the Facility Sale Settlement Date of (a) the Outstanding Funded Amount and (b) the Outstanding Unfunded Amount. For the avoidance of doubt, the Investment Commitment Amount may change between the Trade Date and the Facility Sale Settlement Date as a result of any increase, decrease, termination or expiration of commitments applicable under the terms of the Portfolio Investment to the Investment Commitment Amount that is applicable on the Trade Date.

“LIBOR Rate” means, with respect to any Facility Fee Period, (i) the rate per annum appearing on Reuters Pages LIBOR01 or LIBOR02 (or on any successor or substitute page(s) of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Financing Provider in its reasonable discretion from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Facility Fee Period, as the rate for U.S. dollar deposits with a maturity of three (3) months or (ii) if the rate referenced in the preceding clause (i) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by a leading bank in the London interbank market (selected by the Financing Provider in its reasonable discretion) for U.S. dollar deposits (for delivery on the first day of such Facility Fee Period) of amounts in same day funds comparable to the Financing Amount in effect at such time for periods comparable to such Facility Fee Period as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Facility Fee Period; provided that, if less than 0.0%, the LIBOR Rate shall be deemed to be 0.0% for the purposes of this Agreement.

“LSTA” means the Loan Syndications and Trading Association, Inc.

“LSTA Distressed Trade Confirmation” means the Distressed Trade Confirmation and the Purchase and Sale Agreement for Distressed Trades as supplemented by the Standard Terms and Conditions applicable thereto, each as published by the LSTA as of March 16, 2020 (or as subsequently published by the LSTA).

“LSTA Par/Near Par Trade Confirmation” means the Par/Near Par Trade Confirmation as supplemented by the Standard Terms and Conditions for Par/Near Par Trade Confirmation, each as published by the LSTA as of March 16, 2020 (or as subsequently published by the LSTA).

“Makewhole Amount” means the Facility Fee Amount, if any, that would have accrued during the Makewhole Period based on a Financing Amount equal to the Minimum Utilization and a Facility Fee Rate equal to the Applicable Margin.

“Makewhole Period” means the period, if any, beginning on (and including) the Facility End Date and ending on (and excluding) October 22, 2021.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets or financial condition of the Company or the Guarantor in each case taken as a whole (excluding in any case a decline in the net asset value of the Company or the Guarantor or their respective subsidiaries, a change in general market conditions or values of the investments of the Company or the Guarantor and their respective subsidiaries taken as a whole); (b) the ability of any Company Party to fully and timely perform its Obligations; (c) the legality, validity, binding effect or enforceability against a Company Party of a Facility Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, the Financing Provider under any Facility Document.

“Material Indebtedness” means Indebtedness for borrowed money of any Company Party that is (a) outstanding under the same agreement in a principal amount exceeding $100,000,000 and (b) is either (i) public Indebtedness for borrowed money or (ii) Indebtedness for borrowed money owed to the Financing Provider or any Affiliate thereof.

“Minimum Utilization” on any date (a) prior to May 22, 2021, 50% of the Commitment Amount at such time, (b) on or after May 22, 2021, and prior to the Facility End Date, 75% of the Commitment Amount at such time and (c) on or after the Facility End Date, zero.

“Minimum Utilization Fee Amount” means in relation to each Facility Fee Period the sum of the following amounts in relation to each day falling during such Facility Fee Period of the product of:

(a)    the greater of (i) zero and (ii) (A) the Minimum Utilization minus (B) the Financing Amount

(b)    the Applicable Margin; and

(c)    1/360.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Obligations” means all obligations and liabilities (including interest accruing on any overdue amounts and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), of the Company to the Financing Provider, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Agreement (including obligations and liabilities arising under any Facility Sale Transaction), whether on account of fees, interest, reimbursement obligations, purchase price obligations, indemnities, out-of-pocket costs, and expenses (including all reasonable and documented fees, charges and disbursements of counsel to the Financing Provider that are required to be paid by the Company pursuant hereto) or otherwise.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association and its by-laws; (b) with respect to any limited partnership, its certificate or declaration of limited partnership and its partnership agreement; (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization and its operating agreement and (e) with respect to any statutory trust, its certificate of trust and its declaration of trust or trust agreement. If any term or condition of this Agreement or any other Facility Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

“Outstanding Funded Amount” means, with respect to a Portfolio Investment and a Facility Sale Transaction, the aggregate principal amount of funded loans in respect of such Portfolio Investment held by the Financing Provider on the Facility Sale Settlement Date (for the avoidance of doubt, after giving effect to any Additional Fundings and adjustments in principal resulting from principal repayments or payment-in-kind distributions occurring prior to the Facility Sale Settlement Date).

“Outstanding Unfunded Amount” means, with respect to a Portfolio Investment and a Facility Sale Transaction, the aggregate principal amount of unfunded delayed draw and/or revolving commitments in respect of such Portfolio Investment held by the Financing Provider on the Facility Sale Settlement Date (for the avoidance of doubt, after giving effect to any Additional Fundings and principal repayments occurring prior to the Facility Sale Settlement Date).

“Parent” means either Apollo Global Management, Inc. or Apollo Management Holdings, L.P.

“Parent Rating Event” means the long-term issuer credit rating (or such similar or analogous term) of the Parent is (a) downgraded by S&P or Fitch to BBB- or lower or by Moody’s to Baa3 or lower or (b) withdrawn by S&P, Fitch or Moody’s.

“Par/Near Par Facility Sale Confirmation” means the LSTA Par/Near Par Trade Confirmation attached as Exhibit B hereto.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, statutory trusts, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Portfolio Investment” has the meaning set forth in Section 2.01.

“Portfolio Investment Documents” means, with respect to any Portfolio Investment, (a) the Underlying Documentation in respect of such Portfolio Investment, (b) the offering memorandum, prospectus, private placement memorandum and other similar documentation relating to the terms and conditions of the Portfolio Investment and (c) the latest performance reports, servicer reports, sub-servicer reports, master servicer reports or any similar reports or information that are available to the Financing Provider (in its capacity as a holder of such Portfolio Investment).

“Portfolio Refusal” means, with respect to any Purchase Request, the delivery by the Financing Provider to the Company of written notice that the Financing Provider is rejecting such Purchase Request pursuant to Section 2.02(b); provided that (a) such rejection shall only constitute a Portfolio Refusal if (i) such Purchase Request was delivered by the Company to the Financing Provider in accordance with Section 2.02(a) and (ii) each of the conditions specified in Section 2.03 (other than condition (1)) is satisfied (in the Financing Provider’s reasonable discretion) on the date such rejection notice is delivered, and (b) the date of a Portfolio Refusal shall be the date such rejection notice is delivered by the Financing Provider in accordance with Section 2.02(b).

“Portfolio Refusal Amount” means an amount equal to (a) the total Investment Commitment Amount of potential Portfolio Investments in relation to which a Portfolio Refusal has occurred during a Portfolio Refusal Period minus (b) any prior reductions in the Commitment Amount effected by the Company as described in the last sentence of the definition thereof.

“Portfolio Refusal Period” means any period of three consecutive months in which a Portfolio Refusal has occurred with respect to at least five Portfolio Investments proposed by the Company, provided that a Portfolio Refusal taken into account for purposes of determining a Portfolio Refusal Period in any period of three consecutive months shall not be taken into account for purposes of determining a Portfolio Refusal Period in any other period.

“Primary Market Investment” means a Portfolio Investment purchased by the Financing Provider in the primary market.

“Principal Proceeds” means, with respect to a Portfolio Investment, all payments actually received by the Financing Provider in its capacity as holder of such Portfolio Investment in respect of the reimbursement of the principal amount of the Portfolio Investment including principal payments on the maturity date paid to the Financing Provider in its capacity as holder of such Portfolio Investment (whether paid by the obligor, an insurer, guarantor or other obligor or as a result of enforcement of security); provided that it is understood that (a) the principal amount of the Portfolio Investment may be increased from time to time as the result of a “payment-in-kind” feature of the Portfolio Investment and such increases shall not constitute Principal Proceeds and (b) payments in respect of such increased principal amount resulting from a “payment-in-kind” feature shall constitute Interest Proceeds hereunder.

“Principal Repayment Amount” means, with respect to any Portfolio Investment, an amount equal to (a) the aggregate amount of Principal Proceeds actually received by the Financing Provider (in its capacity as holder of such Portfolio Investment) during the period from (and including) the Relevant Trade Date to (and excluding) the Facility Sale Settlement Date in respect thereof minus (b) any such Principal Proceeds the Financing Provider is required (as determined by the Financing Provider in its reasonable discretion) to pay, transfer or return to (i) the Relevant Seller pursuant to the Relevant Trade Confirmation or (ii) the underlying obligor pursuant to the Underlying Documentation.

“Purchase” has the meaning set forth in Section 2.01.

“Purchase Period” means, with respect to any Purchase Request, the period beginning on (and including) the date on which the conditions set forth in Section 2.03 were satisfied or waived in respect of such Purchase Request and ending on the earlier of (i) the first date on which the conditions set forth in Section 2.03 are no longer satisfied in respect of such Purchase Request and (ii) the date that is 30 days following the first day of such Purchase Period.

“Purchase Request” has the meaning set forth in Section 2.01.

“Received Interest Amount” means, with respect to any Portfolio Investment and any Facility Fee Period, an amount equal to (a) the aggregate amount of Interest Proceeds actually received in Cash by the Financing Provider (in its capacity as holder of such Portfolio Investment) during such Facility Fee Period and prior to the Removal Date minus (b) any such Interest Proceeds the Financing Provider is required (as determined by the Financing Provider in its reasonable discretion) to pay, transfer or return to (i) the Relevant Seller pursuant to the Relevant Trade Confirmation or (ii) the underlying obligor pursuant to the Underlying Documentation.

“Received Interest Amount Balance (Begin)” means on any Facility Fee Period End Date (i) the Received Interest Amount Balance (End) as of the Facility Fee Period End Date preceding such Facility Fee Period End Date plus (ii) the aggregate of the Received Interest Amounts determined for the Facility Fee Period ending on (but excluding) such Facility Fee Period End Date minus (iii) any Received Interest Amount Payment applied under Section 2.08 or pursuant to the definition of Sale Loss Amount in relation to a Removal Date occurring during the Facility Fee Period ending on (but excluding) such Facility Fee Period End Date.

“Received Interest Amount Balance (End)” means on any Facility Fee Period End Date (i) the Received Interest Amount Balance (Begin) on such Facility Fee Period End Date minus (ii) the Facility Payment Amount (or portion thereof if the entire Facility Payment Amount cannot be so debited) debited against such Received Interest Amount Balance (Begin) on such Facility Fee Period End Date under Section 4.01(b).

“Received Interest Amount Payment” means with respect to any Portfolio Investment and the occurrence of any Removal Date for such Portfolio Investment (i) the Received Interest Amount (if any) for such Portfolio Investment for the Facility Fee Period in which such Removal Date occurs plus (ii) (A) the Received Interest Amount Balance (End) as of the Facility Fee Period

End Date immediately prior to such Facility Fee Period End Date times (B)(i) the Relevant Principal Amount of such Portfolio Investment divided by (ii) the Relevant Principal Amount of all Portfolio Investments as of such Removal Date.

“Received Principal Amount” means, with respect to any Portfolio Investment, an amount equal to (a) the aggregate amount of Principal Proceeds actually received by the Financing Provider (in its capacity as holder of such Portfolio Investment) during the period beginning on (and including) the Relevant Settlement Date and ending on (and excluding) the Facility Sale Settlement Date minus (b) any such Principal Proceeds the Financing Provider is required (as determined by the Financing Provider in its reasonable discretion) to pay, transfer or return to (i) the Relevant Seller pursuant to the Relevant Trade Confirmation or (ii) the underlying obligor pursuant to the Underlying Documentation.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, trustees, administrators, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Failed Settlement Date” means, with respect to any Portfolio Investment that is not a Primary Market Investment, if settlement occurred under the Relevant Trade Confirmation by any method other than assignment, the date on which all Failed Settlement Obligations (if any) have been paid to the Financing Provider in accordance with Section 4.02.

“Relevant Principal Amount” means, with respect to any Portfolio Investment held by the Financing Provider pursuant to this Agreement on any date of determination:

(a)    if such date occurs on or after the Relevant Settlement Date and prior to the Removal Date, an amount equal to (i) the Initial Value of such Portfolio Investment plus (ii) the Additional Funded Amount minus (iii) the Principal Repayment Amount; and

(b)    if such date occurs on or after the Removal Date, zero;

provided that (x) if any such Portfolio Investment has been sold in whole or in part by the Financing Provider in a transaction permitted or required under this Agreement and such sale or transfer has settled, the Sale Consideration Amount in respect thereof shall be excluded from the Relevant Principal Amount, and (y) if any such Portfolio Investment has been sold (or is subject to an agreement to be sold) or encumbered in whole or in part by the Financing Provider in a transaction prohibited under this Agreement, the principal amount of such Portfolio Investment subject to such sale or encumbrance shall be excluded from the Relevant Principal Amount (for the avoidance of doubt, in each case subject to a floor of zero).

“Relevant Seller” means, with respect to any Portfolio Investment that is not a Primary Market Investment, the “Seller” under the Relevant Trade Confirmation.

“Relevant Settlement Date” means, with respect to any Portfolio Investment, (a) if such Portfolio Investment is a Primary Market Investment, the initial date on which the Financing Provider funds such Portfolio Investment loans and otherwise (b) the settlement date determined pursuant to the terms of the Relevant Trade Confirmation.

“Relevant Trade Confirmation” means, with respect to any Portfolio Investment, the Trade Confirmation pursuant to which the Financing Provider acquired such Portfolio Investment.

“Relevant Trade Date” means, with respect to any Portfolio Investment, (a) if such Portfolio Investment is a Primary Market Investment, the date on which the Financing Provider funds such Portfolio Investment loans and otherwise (b) the “Trade Date” under the Relevant Trade Confirmation.

“Removal Date” means, with respect to any Portfolio Investment, the earliest to occur of (a) the Relevant Failed Settlement Date, (b) the Ineligibility Sale Settlement Date and (c) the Facility Sale Settlement Date.

“Reported AUM” means the “Total Fee-Generating AUM” figure reported in the most recent quarterly or annual filing under Form 10Q or Form 10K of Apollo Global Management, Inc. (or if such figure ceases to be publicly reported, an equivalent figure for the relevant fiscal quarter determined in accordance with the same criteria as applicable to prior such filings and reported to the Financing Provider not less than 90 days after the end of such fiscal quarter).

“Reported AUM Threshold” means $170,000,000,000.

“Requested Amount” means, with respect to any proposed Portfolio Investment specified in a Purchase Request, the aggregate principal amount such proposed Portfolio Investment subject to the Purchase Request.

“Required Notification Date” means, with respect to a Voting Rights Request, the date that is the earlier of (x) three (3) Business Days after receipt of such Voting Rights Request or (y) the date that is five (5) Business Days prior to the last date on which the Financing Provider (in its capacity as holder of the relevant Portfolio Investment) may act with respect to the related vote; provided that, if the Company provides the Financing Provider with a Voting Rights Request within five (5) Business Days prior to the last date on which the Financing Provider (in its capacity as holder of the relevant Portfolio Investment) may act with respect to the related vote, the Financing Provider shall use commercially reasonable efforts to provide the Company with a Voting Rights Intent Notice promptly and before such vote takes place.

“Revolving Loan” means a loan obligation that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such loan obligation was issued or created, (b) specifies a maximum aggregate amount that can be borrowed and (c) permits, during any period on or after the date on which the holder thereof acquires such loan obligation, the re-borrowing of any amount previously repaid.

“S&P” means Standard & Poor’s Ratings Services, together with its successors.

“Sale Consideration Amount” means, with respect to any sale of a Portfolio Investment to any Person other than a Company Party or any Designated Assignee thereof permitted or required under this Agreement, an amount equal to the cash proceeds actually received by the Financing Provider with respect to such sale.

“Sale Gain Amount” means, if the amount so calculated pursuant to the clause (1) of the definition of “Sale Loss Amount” is less than zero, the absolute value of such amount.

“Sale Intent Notice” has the meaning set forth in Section 2.04.

“Sale Loss Amount” means, with respect to any sale of a Portfolio Investment to any person other than a Company Party or any Designated Assignee thereof permitted or required under this Agreement, an amount equal to the greater of (1) (a) (x) the Initial Value plus (y) the Additional Funded Amount minus (b) (x) the Sale Consideration Amount plus (y) the Received Principal Amount in respect of such Portfolio Investment plus (z) the Received Interest Amount Payment for such Portfolio Investment determined as of the relevant Removal Date and (2) zero.

“Scheduled Facility End Date” means February 22, 2022.

“Second Lien Loan” means a senior secured loan, including any Delayed Draw Term Loan, which trades as a “second lien loan” as reasonably determined by the Financing Provider under then-current trading practices in the primary or secondary loan market, as the case may be, and which is not a Distressed Loan.

“Settlement Date” as defined in Section 4.04.

“Termination Date” means the date on which the final Facility Sale Settlement Date occurs following the Facility End Date or Facility Acceleration Event (provided that if there are no Portfolio Investments on the Facility End Date or the date of such Facility Acceleration Event, as applicable, the Termination Date shall be the Facility End Date or the date of such Facility Acceleration Event, as applicable).

“Trade Confirmation” means, in each case in accordance with the Underlying Documents:

(a)    In the context of the purchase or sale of Eligible Loans in the secondary loan trading market that are not Distressed Loans, the LSTA Par/Near Par Trade Confirmation or such other purchase and sale documentation as commonly utilized or required by the applicable secondary loan trading market in which the relevant Eligible Loans trades,

(b)    in the context of the purchase or sale of Eligible Loans in the secondary loan trading market that are Distressed Loans, the LSTA Distressed Trade Confirmation or such other purchase and sale documentation as commonly utilized or required by the applicable secondary loan trading market in which the relevant Eligible Loan trades,

(c)    in the context of the purchase of loans in the primary market, written confirmation from the lead lender or agent bank in connection with the proposed Portfolio Investment that a principal amount of such loan equal to the Requested Amount has been allocated to Financing Provider; and

(d)    in any other circumstance, the applicable trade date.

“Transaction” has the meaning set forth in Section 6.01(c).

“Transfer” means, with respect to any Cash Collateral, payment or delivery by wire transfer into one or more bank accounts specified by Financing Provider.

“Underlying Documentation” means, with respect to any Portfolio Investment, the credit agreement or other similar primary agreement documenting the terms of such Portfolio Investment (which, in the case of any Portfolio Investments that is not a Primary Market Investment shall be the “Credit Agreement” specified in the Relevant Trade Confirmation) together with any other transaction documents governing such Portfolio Investment, in each case as such agreements are amended from time to time.

“Unsettled Portfolio Investment” means a Portfolio Investment that either (i) is to be settled by assignment but cannot be settled on such basis and for which settlement by participation cannot be effected or (ii) for which “Assignment Only” is elected in the “Form of Purchase” section of the relevant Confirmation contemplated by Schedule 2 or Schedule 3 and for which settlement by assignment cannot be effected.

“Unused Amount” means, on any date, an amount equal to the greater of (a)(i) the Commitment Amount on such date minus (ii) the greater of (A) the Minimum Utilization on such date and (B) the Financing Amount and (b) zero.

“Unused Fee Amount” means, with respect to any Facility Fee Period, an amount equal to the product of:

(a)    the Average Unused Amount for such Facility Fee Period;

(b)    the Unused Fee Rate; and

(c)    the actual number of days in such Facility Fee Period divided by 360.

“Unused Fee Rate” means a rate per annum equal to 0.50%.

“Voting Rights” has the meaning set forth in Section 2.05.

“Voting Rights Intent Notice” has the meaning set forth in Section 2.05.

“Voting Rights Request” has the meaning set forth in Section 2.05.

ARTICLE II

THE PORTFOLIO INVESTMENTS

SECTION 2.01.    Purchases of Portfolio Investments. From time to time the Company may request (each such request, a “Purchase Request”, and each such requested purchase, a “Purchase”) that the Financing Provider acquire one or more Eligible Loans and sell such Eligible Loans to the Applicable Purchaser on the terms set forth herein (each such Eligible Loan subject to a Purchase Request, a “Portfolio Investment” until the Removal Date in respect thereof).

SECTION 2.02.    Procedures for Purchases.

(a)    Purchase Requests. In connection with each Purchase Request, the Company shall deliver to the Financing Provider a Purchase Request Form (substantially in the form as set forth on Schedule 1 hereto) together with such other information as the Financing Provider reasonably requests (including, if reasonably available to the Company, (1) information regarding such Portfolio Investment, each related obligor and any related underlying instruments, (2) any recent information memoranda, (3) the related obligor’s most recent loan compliance statements and (4) any recent financial statements of each related obligor). The Company shall not deliver to the Financing Provider Purchase Requests with respect to more than twenty (20) Portfolio Investments in any single calendar month or ten (10) Portfolio Investments in any single week, in each case except with the prior written consent of the Financing Provider, such consent will not be unreasonably withheld.

(b)    Right of Financing Provider to Reject Purchase Requests. The Financing Provider shall have the right, in its sole and absolute discretion, to approve or reject any Purchase Request and to request additional information regarding any proposed Portfolio Investment. The Financing Provider shall notify the Company (including via email) of its approval or rejection of each Purchase Request no later than the fifth (5th) Business Day succeeding the date on which it receives the Purchase Request from the Company (provided that for the avoidance of doubt, failure by the Financing Provider to timely provide such notice shall not in any circumstances be deemed an acceptance of such Purchase Request).

SECTION 2.03.    Conditions to Purchases. The Financing Provider shall not enter into any requested Purchase unless each of the following conditions is satisfied (or waived as provided below):

(1)    the Financing Provider, in its sole and absolute discretion, has approved the related Purchase Request pursuant to Section 2.02(b);

(2)    the related Purchase Request accurately describes in reasonable detail the proposed Portfolio Investment and such Portfolio Investment as of the date of such request satisfies the Eligibility Criteria;

(3)    no Default or Event of Default has occurred and is continuing;

(4)    no event of default under the Underlying Documentation for such Portfolio Investment has occurred and is continuing;

(5)    the representations and warranties contained herein and in the other Facility Documents shall be true and correct in all material respects on and as of the date of determination to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(6)    immediately after giving effect to the Purchase of the proposed Portfolio Investment, the Financing Amount does not exceed the Commitment Amount in effect on such date.

The Financing Provider may (in its sole and absolute discretion) waive any conditions to a Purchase specified above in this Section 2.03 by written notice thereof to the Company.

If the above conditions to a Purchase are satisfied or waived, during the related Purchase Period the Financing Provider shall use good faith efforts to promptly enter into such Purchase on the terms set forth in the relevant Purchase Request.

SECTION 2.04.    Sales of Portfolio Investments; No Liens on Portfolio Investments. The Financing Provider will not sell, transfer, pledge, assign or otherwise dispose of any Portfolio Investment without the prior written consent of the Company other than a sale or transfer (i) to the Applicable Purchaser (or to a Designated Assignee in accordance with Section 3.01) pursuant to a Facility Sale Transaction, (ii) during the occurrence and continuance of any Illegality Event or Adverse Claim Event with respect to such Portfolio Investment, (iii) of any Portfolio Investment while it is an Ineligible Investment, (iv) of any Portfolio Investment while it is an Unsettled Portfolio Investment or (v) pursuant to a Default Sale; provided that with respect to the preceding clauses (ii) and (iii) and a Portfolio Investment, (a) the Financing Provider shall provide the Company with five (5) Business Days’ prior written notice (or if no Parent Rating Event has occurred and is continuing, ten (10) Business Days’ prior written notice) (a “Sale Intent Notice”) of the Financing Provider’s intent to pursue any such sale or transfer of such Portfolio Investment, (b) the Company or the Initial Purchaser may at any time within five (5) Business Days of receipt of such notice (or if no Parent Rating Event has occurred and is continuing, within ten (10) Business Days’ of receipt of such notice) elect to declare an Accelerated Sale Event (pursuant to clause (b) of the definition thereof) in respect of such Portfolio Investment by written notice to the Financing Provider and (c) if the Company or the Initial Purchaser does not make the election in clause (b) and the Financing Provider proceeds with such sale pursuant to clause (ii) or (iii) above, the Financing Provider shall sell such Portfolio Investment in a commercially reasonable manner and in accordance with customary market practice for assets of the same type as such Portfolio Investment (but on the basis that any Received Interest Amount in respect thereof for the Facility Fee Period in which such sale occurs shall be retained by the Financing Provider (and included in the Received Interest Amount

Payment credited to determination of the Sale Loss Amount or Sale Gain Amount)). For the avoidance of doubt, (i) in the event the Company (or its Designated Assignee) declines to consummate or is not capable of consummating a Facility Sale Transaction, the Initial Purchaser (or its Designated Assignee) shall be permitted to consummate a Facility Sale Transaction in respect of the relevant Portfolio Investments with the Financing Provider and (ii) where a Facility Acceleration Event occurs and results in an Accelerated Sale Event and Accelerated Sale Date under clause (a) of the definition thereof, the Financing Provider shall not be permitted to effect a sale of a Portfolio Investment to a third party unless the Company (or the Initial Purchaser (or any Designated Assignee)) fails to make payment of the Purchase Price (including by a netting as contemplated under Section 2.07(c)(vi)) either (A) on the Accelerated Sale Date or (B) after the Accelerated Sale Date if prior to the date on which the Facility Provider enters into a binding agreement with a third party for the sale of such Portfolio Investment. The Financing Provider shall not create, incur, assume or suffer to exist any lien or encumbrance of any kind with respect to any Portfolio Investment except as expressly permitted under this Agreement.

SECTION 2.05.    Voting of Portfolio Investments.

(a)    The Financing Provider agrees to use commercially reasonable efforts (1) to notify the Company in writing (which may be by email) of the expected occurrence of any event in respect of which (whether under the terms of the Portfolio Investment or otherwise) the Financing Provider (in its capacity as a holder of such Portfolio Investment) has the right to vote on or consent to any waiver, amendment, modification or other action with respect to such Portfolio Investment or the Underlying Documentation relating thereto (collectively, “Voting Rights”), and (2) to provide to the Company any related documentation, instructions or notices provided to the Financing Provider (in its capacity as holder of such Portfolio Investment) in relation to any requested or proposed exercise of Voting Rights, promptly and in any event within two (2) Business Days after the earlier of (i) receipt of notice thereof or (ii) otherwise becoming aware thereof, in each case by personnel of the Financing Provider responsible for administration of this Facility Agreement.

(b)    The Company may, but is not required to at any time, request that the Financing Provider exercise Voting Rights with respect to the Portfolio Investment in a certain way (such request, a “Voting Rights Request”). By the relevant Required Notification Date, the Financing Provider shall notify the Company in writing (which may be by email) whether it will or will not exercise such Voting Rights in accordance with the Voting Rights Request (such notice, a “Voting Rights Intent Notice”). Neither the Financing Provider nor any of its subsidiaries will have an obligation to vote any Voting Rights pursuant to any Voting Rights Request.

(c)    Except for the provisions hereof, neither the Financing Provider nor any of its Affiliates shall have an obligation in connection with any Voting Rights to obtain any consent from the Company when making any decisions and taking or refraining from taking any actions in connection with any Portfolio Investment, including, without limitation, (i) any consent, waiver, modification or release of any term thereof, (ii) the exercise of any rights or remedies thereunder, and (iii) foreclosure, sale or other dealings with respect to any collateral.

(d)    The Financing Provider shall have no obligation to notify the Company if to do so would constitute a breach of any confidentiality obligations to which the Financing Provider or its Affiliates may (in its capacity as a holder of the relevant Portfolio Investment) be subject (as determined by the Financing Provider’s counsel); provided that, if at any time the Financing Provider could, by entering into a confidentiality agreement with the Company, avoid breaching any confidentiality obligation to which the Financing Provider is subject, the Financing Provider shall use commercially reasonable efforts to promptly offer to enter into a confidentiality agreement with the Company on commercially reasonable terms.

SECTION 2.06.    Documentation, Reports, etc.. To the extent (x) it would not constitute a breach of any confidentiality obligations to which the Financing Provider is subject (as determined by the Financing Provider’s counsel) or (y) the Financing Provider could avoid such breach by entering into a confidentiality agreement with the Company on commercially reasonable terms, the Financing Provider will (with respect to clause (y) only, after entering into a confidentiality agreement with the Company) obtain and provide the Company promptly with copies of all Portfolio Investment Documents reasonably available to the Financing Provider in its capacity as holder of such Portfolio Investment, and thereafter obtain and provide the Company promptly with any and all amendments and modifications thereto reasonably available to the Financing Provider in its capacity as holder of such Portfolio Investment. If the Financing Provider’s counsel determines that such action would constitute a breach of any such confidentiality obligations which could not be avoided by the Financing Provider entering into a confidentiality agreement with the Company, the Financing Provider shall promptly provide the Company written notice of the same, including a detailed explanation of the rationale for such determination.

SECTION 2.07.    Accelerated Sale Events.

(a)    If at any time the Financing Provider determines (in its reasonable discretion) that any of the events set forth in the definition of “Accelerated Sale Event” (other than a Facility Acceleration Event (as to which no additional notice is required) or an event under clause (b) of the definition thereof, and subject to Section 2.07(c) below) has occurred and is continuing with respect to any Portfolio Investment, the Financing Provider may after five (5) Business Days’ written notice to the Company (or if no Parent Rating Event has occurred and is continuing, after ten (10) Business Days’ written notice to the Company), declare an Accelerated Sale Event with respect to such Portfolio Investment by written notice to the Company.

(b)    At any time the Company or the Initial Purchaser may declare an Accelerated Sale Event with respect to any Portfolio Investment by written notice to the Financing Provider; provided that neither the Company nor the Initial Purchaser shall declare an Accelerated Sale Event in respect of any Portfolio Investment at any time following the fifth (5th) Business Day (or if no Parent Rating Event has occurred and is continuing, the tenth (10th) Business Day) following the Company’s receipt of a Sale Intent Notice in respect thereof following one of the circumstances set forth in clause (ii) or (iii) of Section 2.04 (unless such circumstance has ceased to exist before the Financing Provider has effected the sale of the relevant Portfolio Investment).

(c)    Notwithstanding the occurrence of an event described in clause (c), (d) or (e) of the definition of “Accelerated Sale Event” with respect to a Portfolio Investment, an Accelerated Sale Event shall not occur with respect to such Portfolio Investment to the extent that the Company or the Initial Purchaser gives notice of its election to comply with the terms of this Section 2.07(c) in relation to such Portfolio Investment (such election a “Collateralization Election” and the relevant Portfolio Investment a “Collateralized Portfolio Investment”). With respect to each such Collateralized Portfolio Investment:

(i)    Within five (5) Business Days (or if no Parent Rating Event has occurred and is continuing, within ten (10) Business Days) after the occurrence of the relevant event in clauses (c), (d) or (e) of the definition of “Accelerated Sale Event” with respect to a Collateralized Portfolio Investment, the Company or the Initial Purchaser shall Transfer to the Financing Provider an amount in Cash equal to the Relevant Principal Amount for such Collateralized Portfolio Investment (each such amount, “Cash Collateral”). Each of the Company and the Initial Purchaser (each a “Pledgor”), hereby pledges to the Financing Provider as the Financing Provider, as security for its Obligations, and grants to the Financing Provider a first priority (subject to customary banker’s liens) continuing security interest in, lien on and right of set-off against all Cash Collateral Transferred to or received by the Financing Provider hereunder.

(ii)    The Financing Provider will be entitled to hold Cash Collateral or to appoint an agent (a “Custodian”) acceptable to the Company (such acceptance not to be unreasonably withheld or delayed) to hold Cash Collateral for the Financing Provider. Upon notice by the Financing Provider to the Pledgor of the appointment of a Custodian, the Pledgor’s obligations to make any Transfer of Cash Collateral under this Section 2.07(c) will be discharged by making the Transfer to that Custodian. The holding of Cash Collateral by a Custodian will be deemed to be the holding of that Cash Collateral by the Financing Provider. The Financing Provider will be liable for the acts or omissions of its Custodian to the same extent that the Financing Provider would be liable hereunder for its own acts or omissions. The Financing Provider will have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Cash Collateral it holds, free from any claim or right of any nature whatsoever of the Pledgor, including any equity or right of redemption by the Pledgor.

(iii)    If at any time an Event of Default with respect to the Pledgor has occurred and is continuing, then, unless the Pledgor has paid in full all of its Obligations that are then due, the Financing Provider may exercise one or more of the following rights and remedies:

(A)    all rights and remedies available to a Financing Provider under applicable law with respect to Cash Collateral held by the Financing Provider; and

(B)    the right to set-off any amounts payable by the Pledgor with respect to any Obligations against any Cash Collateral held by the Financing Provider (or any obligation of the Financing Provider to Transfer that Cash Collateral).

(iv)    The Financing Provider will Transfer to a Pledgor any Cash Collateral remaining after liquidation, set-off and/or application under Section 7.02(a)(iv) after satisfaction in full of all amounts payable by the Company or the Guarantor with respect to any Obligations the Company or the Guarantor in all events will remain liable for any amounts remaining unpaid after any liquidation, set-off and/or application under Section 7.02(a)(iv).

(v)    If, on any single date in any Facility Fee Period (A) the Company has notified the Financing Provider that the aggregate amount of Cash Collateral held in relation to any one or more Portfolio Investments with respect to which the Collateralization Option has been elected exceeded the Relevant Principal Amount of the relevant Portfolio Investment(s) or (B) the relevant Accelerated Sale Event has ceased to apply in relation to any Portfolio Investment such that the Portfolio Investment is no longer required to be, and the Company has notified the Facility Provider of the Company’s election to cease treating such Portfolio Investment as, a Collateralized Portfolio Investment, in each case as of the immediately preceding Facility Fee Period End Date, the Financing Provider will Transfer such excess Cash Collateral amount in relation to each relevant Portfolio Investment (or in the case of clause (B), the entire Cash Collateral amount for such Portfolio Investment) to the Company or the Initial Purchaser, as applicable.

(vi)    On the Facility Sale Settlement Date in relation to any Collateralized Portfolio Investment, concurrently with (i) the delivery of the Collateralized Portfolio Investment to the Applicable Purchaser (or its Designated Assignee) and (ii) satisfaction of the payment obligations of the Applicable Purchaser (including through its Designated Assignee) in relation thereto, the Financing Provider shall Transfer to the Applicable Purchaser (or its Designated Assignee) the Cash Collateral amount previously Transferred by the Pledgor in relation to such Collateralized Portfolio Investment, provided that if so elected by the Applicable Purchaser (or its Designated Assignee) such Transfer may be netted or set-off against payment of the Purchase Price for such Collateralized Portfolio Investment by the Applicable Purchaser (or its Designated Assignee).

(vii)    Upon the Transfer by the Financing Provider to the applicable Pledgor of Cash Collateral, the security interest and lien granted hereunder on that Cash Collateral will be released immediately and, to the extent possible, without any further action by any party.

SECTION 2.08.    Principal and Interest Proceeds; Sale Gain Amounts.

(a)    For the avoidance of doubt, the parties acknowledge and agree that all Principal Proceeds and Interest Proceeds received by the Financing Provider in respect of any Portfolio Investment shall be solely for the account of the Financing Provider and shall not be subject to any restrictions under this Agreement or any other Facility Agreement (subject to Section 2.08(b)). For purposes of clarity, the foregoing will not limit in any manner the obligation of the Financing Provider to apply all Principal Proceeds and Interest Proceeds it receives in the manner specified in this Agreement (and, notwithstanding anything to the contrary contained in any Trade Confirmation, it is the intent of the parties that to the extent any principal, interest, fee or other amount is received by the Financing Provider on account of an asset at any time, the Financing Provider will apply such amount pursuant to Section 4.01 and distribute such amount to the Applicable Purchaser (or its Designated Assignee) pursuant to clause (b) below).

(b)    On the Removal Date in relation to each Portfolio Investment, the Financing Provider shall pay the Received Interest Amount Payment for such Portfolio Investment (i) if such Removal Date is also a Facility Sale Settlement Date, to the Applicable Purchaser (or, if directed by the Applicable Purchaser, to its Designated Assignee) taking delivery of such Portfolio Investment, or if more than one Applicable Purchaser takes delivery of such Portfolio Investment, to the Applicable Purchasers (or, if directed by the Applicable Purchaser, to its Designated Assignee) pro rata to the principal amount of the relevant Portfolio Investment purchased and delivered to them; provided that in the event any Portfolio Investment is a Collateralized Portfolio Investment, the Financing Provider shall pay to (A) the Guarantor (or, if directed by the Applicable Purchaser, to its Designated Assignee) a portion of such Received Interest Amount Payment in an amount equal to (I) the Relevant Principal Amount for the relevant Portfolio Investment divided by the Relevant Principal Amount for all Portfolio Investments times (II) the Received Interest Amount Payment and (B) following the payment of any amounts under clause (A), the remaining Received Interest Amount Payment to the Applicable Purchaser (or, if directed by the Applicable Purchaser, to its Designated Assignee) taking delivery of such Portfolio Investment, or if more than one Applicable Purchaser (or their Designated Assignees) takes delivery of such Portfolio Investment, to the Applicable Purchasers (or, if directed by the Applicable Purchaser, to their Designated Assignee) pro rata to the principal amount of the relevant Portfolio Investment purchased and delivered to them or (ii) otherwise, to the Company (or its Designated Assignee).

(c)    If during the term of the Facility any one or more sales of Portfolio Investment by the Financing Provider are made to any Person (other than a Company Party or any Designated Assignee thereof) as contemplated by Section 2.04 in respect of which a Sale Gain Amount is determined, then on the Facility End Date the Financing Provider shall pay to the Applicable Purchaser(s) the amount of each such Sale Gain Amount.Without limitation of Section 4.03(c), any such Sale Gain Amounts may paid by the Financing Provider by netting such amounts against any amounts payable by the Company under Section 4.01 or Section 4.02 or otherwise under this Agreement and outstanding and unpaid as of such Facility End Date.

ARTICLE III

FACILITY SALES

SECTION 3.01.    Facility Sales. The Company, the Initial Purchaser and the Financing Provider hereby agree that on the Facility Sale Date in respect of each Portfolio Investment, a Facility Sale Transaction shall become effective between the Applicable Purchaser and the Financing Provider in respect of such Portfolio Investment, pursuant to which the Financing Provider will sell such Portfolio Investment to the Applicable Purchaser on the terms set forth herein (provided that the Applicable Purchaser may, upon at least three (3) Business Days’ notice prior to any Facility Sale Settlement Date (or any shorter period agreed by the Financing

Provider in its sole discretion), designate (by written notice to the Financing Provider) another Person as the assignee (a “Designated Assignee”) of the relevant Portfolio Investment under such Facility Sale Transaction so long as (a) the Applicable Purchaser represents and warrants that the matters set forth in Section 6.01(b)(i) are true and correct in all material respects with respect to such Designated Assignee and (b) the Financing Provider shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in respect of such Designated Assignee; provided further, for the avoidance of doubt, obligations and liabilities arising under any such Facility Sale Transaction shall be “Obligations” of the Applicable Purchaser hereunder and the designation of a Designated Assignee shall not relieve any Company Party of its obligations in respect thereof). For the avoidance of doubt, the parties hereby agree that each Facility Sale Transaction shall be part of this Agreement and, without duplication of any obligations under any of the agreements in Section 3.02 below, any obligations or liabilities of the Applicable Purchaser arising thereunder shall constitute “Obligations” under this Agreement.

SECTION 3.02.    Documentation.

(a)    Each Facility Sale Transaction in respect of a Portfolio Investment that is a Distressed Loan (determined as of the related Facility Sale Date in the Financing Provider’s reasonable discretion) shall be deemed to be entered into pursuant to a Distressed Facility Sale Confirmation with the terms set forth on Schedule 2 (with any modifications, supplements or amendments thereto as the Applicable Purchaser and the Financing Provider may agree in their respective discretion). Each Facility Sale Transaction in respect of a Portfolio Investment that is not a Distressed Loan (determined as of the related Facility Sale Date in the Financing Provider’s reasonable discretion) shall be deemed to be entered into pursuant to a Par/Near Par Facility Sale Confirmation with the terms set forth on Schedule 3 (with any modifications, supplements or amendments thereto as the Applicable Purchaser and the Financing Provider may agree in their respective discretion).

(b)    Unless the parties to the Facility Sale Transaction elect an alternative form of settlement, the form of purchase shall be an assignment. If a Facility Sale Transaction that is to be settled by assignment cannot be settled on such basis, such Facility Sale Transaction shall be settled as a participation; provided that if settlement by participation cannot be effected, the Facility Sale Transaction shall be settled on the basis of a mutually agreeable alternative structure or other arrangement that affords Applicable Purchaser and the Financing Provider the economic equivalent of the agreed upon trade (but subject to the right of the Financing Provider to effect a sale of any Unsettled Portfolio Investment pursuant to Section 2.04).

SECTION 3.03.    Non-Cash Receipts. If, in connection with any Portfolio Investment, the Financing Provider receives any asset or property other than cash, such asset or property will be transferred and assigned on the Facility Sale Settlement Date in respect thereof, free and clear of all liens and encumbrances, to the Applicable Purchaser (and in the name of the Applicable Purchaser).

SECTION 3.04.    Capital Condition. For the avoidance of doubt, the parties agree that, notwithstanding any provision to the contrary herein, the Company shall not be required to enter into any Facility Sale Transaction unless and until the earlier of the date on which (a) the Capital Condition is satisfied or (b) the Company waives the Capital Condition.

ARTICLE IV

FACILITY PAYMENTS

SECTION 4.01.    Fee Amounts; Received Interest Amounts.

(a)    On each Facility Fee Period End Date, the Company shall pay to the Financing Provider (the sum of such amounts on any Facility Fee Period End Date, the “Facility Payment Amount”) as set forth in (b) below:

(i)    an amount equal to the Facility Fee Amount, plus

(ii)    an amount equal to the Unused Fee Amount, plus

(iii)    an amount equal to the Minimum Utilization Fee Amount.

(b)    On each Facility Fee Period End Date, the Financing Provider shall determine in consultation with the Company the Received Interest Amounts for the Facility Fee Period ending on (but excluding) such Facility Fee Period End Date and the Received Interest Amount Balance (Begin) for such Facility Fee Period End Date. The Facility Payment Amount payable by the Company on such Facility Fee Period End Date shall be paid to the Financing Provider by debiting such amount against the Received Interest Amount Balance (Begin) as of such Facility Fee Period End Date, up to the full amount of such Received Interest Amount Balance (Begin)). If the Facility Payment Amount payable by the Company on such Facility Fee Period End Date exceeds the Received Interest Amount Balance (Begin) on such date, the Company shall pay such excess of the Facility Payment Amount over the Received Interest Amount Balance (Begin) in cash to the Financing Provider on such Facility Fee Period End Date.

SECTION 4.02.    Expenses; Portfolio Investment Sale Losses.

(a)    Expenses. The Company shall pay or reimburse:

(i)    (A) all reasonable and documented fees and reasonable and documented out-of- pocket expenses of the Financing Provider associated with the preparation, negotiation, execution, delivery and administration of the Facility Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable and documented fees and out-of-pocket, documented expenses of one outside counsel for the Financing Provider with respect thereto, provided that the aggregate amount of such fees and expenses payable by the Company shall not exceed $125,000, and (B) in connection with any enforcement of the Facility Documents, all reasonable and documented fees and out-of-pocket expenses of the Financing Provider (limited, in each case, to the reasonable and documented out-of-

pocket fees, disbursements and other charges of, in the case of legal counsel, one firm of outside counsel for the Financing Provider, and if necessary, any local counsel in each material jurisdiction) including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations;

(ii)    in respect of each Portfolio Investment, all (A) documented actual costs and fees required to be paid by the Financing Provider to a lender or agent under the relevant credit documentation, including amounts paid as an indemnity or compensation for acting as agent under or for providing administrative services with respect to the relevant Portfolio Investment or such credit documentation, (B) actual advisory fees required to be paid by the Financing Provider under the Underlying Documentation in respect of a Portfolio Investment as a holder thereof or which were incurred at the request of the Company, (C) reasonable and documented out-of-pocket external legal fees of one firm of outside counsel incurred by the Financing Provider in connection with its ownership of such Portfolio Investment with respect to which a default, event of default or similar event has occurred and is continuing or in connection with any Portfolio Investment that becomes a Distressed Loan (and to the extent not reimbursable under the Underlying Documentation), and (D) assignment or transfer fees required under the Underlying Documentation payable to a trustee, agent, borrower or obligor or similar person in connection with a transfer of the Portfolio Investment permitted or required under this Agreement and any other costs and expenses (including legal costs, duties and taxes) required to be paid by the Financing Provider under the terms of the Underlying Documentation relating to the Portfolio Investment in connection therewith; and

(iii)    without duplication with clauses (i) and (ii) above, in respect of each Purchase requested by the Company, all reasonable and documented out-of-pocket actual costs, fees, expenses and losses incurred by the Financing Provider in completing, or attempting to complete, such Purchase, including with respect to settlement under the applicable Relevant Trade Confirmation (all such costs, fees, out-of-pocket expenses and losses incurred in connection with settlement by any method other than assignment being “Failed Settlement Obligations”).

The Financing Provider shall consult with the Company in advance of incurring any optional expense described in (ii) above that would exceed $25,000 in any instance.

(b)    Portfolio Investment Sale Proceeds. With respect to any sale of any Portfolio Investment by the Financing Provider to any Person (other than a Company Party or any Designated Assignee thereof) as contemplated by Section 2.04, on the Facility Sale Settlement Date the Applicable Purchaser shall pay to the Financing Provider an amount, if any, equal to the Sale Loss Amount.

(c)    Payments. All payments or reimbursements pursuant to this Section 4.02 shall be paid within thirty (30) days of the Company’s receipt of written demand together with reasonably detailed back-up documentation supporting such demand.

SECTION 4.03.    Payments Generally; Default Interest; Right of Set-off.

(a)    Payments Generally. The Company shall (or, to the extent applicable, the Applicable Purchaser shall) make each payment required to be made by it hereunder (whether of amounts payable under Section 4.01 or 4.02, or otherwise) prior to 3:00 p.m. (New York time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Financing Provider, be deemed to have been received on the next succeeding Business Day. All such payments shall be made to the Financing Provider at its offices and pursuant to wire instructions, in each case to be provided by the Financing Provider. All payments hereunder shall be made in U.S. dollars.

(b)    Default Interest. If the Applicable Purchaser shall default in the payment of any Obligations to purchase any Portfolio Investment hereunder, the Applicable Purchaser shall on receipt of written demand of the Financing Provider from time to time pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed using the actual number of days elapsed over a year of 360 days) equal to 2.0%.

(c)    Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Financing Provider (and its respective banking Affiliates) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits at any time held and other Indebtedness at any time owing by the Financing Provider (or any of its banking Affiliates) to or for the credit or the account of the Company against any and all of any such overdue amounts owing to the Financing Provider under this Agreement. Upon the occurrence and during the continuance of any Event of Default, the Financing Provider is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits at any time held and other Indebtedness at any time owing by the Financing Provider to or for the credit or the account of the Guarantor against any and all of any such overdue amounts owing to the Financing Provider under the Guarantee, in each case irrespective of whether or not the Financing Provider shall have made any demand under any Facility Document.

SECTION 4.04.    Makewhole Amount Payment. If the Facility End Date occurs prior to October 22, 2021, the Company shall pay the Makewhole Amount on such Facility End Date.

SECTION 4.05.    Received Interest Amounts Report. (a) Within six (6) Business Days following each Facility Fee Period End Date, the Financing Provider shall provide to the Company for the Facility Fee Period then ended (i) a quarterly payment report, which report shall include in reasonable detail a summary of (A) Received Interest Amounts for such Facility Fee Period (including the dates and amounts of Received Interest Amounts received by the Financing Provider in relation to each Portfolio Investment during such Facility Fee Period), (B) any Received Interest Amount Payments determined during such Facility Fee Period, (C) the Received Interest Amount Balance (Begin) and Received Interest Amount Balance (End) as of such Facility Fee Period End Date and (D) such other information as may be reasonably agreed to by the Company and the Financing Provider, (it being understood that the form and substance of the information included in the first payment report delivered hereunder shall be included in each subsequent payment report delivered hereunder).

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.01.    Representations and Warranties. The obligation of the Financing Provider to enter into this Agreement and perform its obligations hereunder is subject to the satisfaction, or waiver in accordance with Section 8.04, of the following conditions on or before the Closing Date:

(a)    Facility Documents. The Financing Provider shall have received copies of each Facility Document as the Financing Provider shall reasonably request, duly executed and delivered by each Company Party;

(b)    Organizational Documents; Incumbency. The Financing Provider shall have received, in respect of each Company Party, (1) copies of each Organizational Document as the Financing Provider shall reasonably request, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (2) signature and incumbency certificates of the authorized signatories of such Company Party; (3) actions by written consent of the managing member, resolutions or other authorizations of or by the members, board of directors or similar governing body, as applicable, of such Company Party approving and authorizing the execution, delivery and performance of the Facility Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (4) a good standing certificate from the applicable Governmental Authority of such Company Party’s jurisdiction of incorporation, organization or formation dated the Closing Date or a recent date prior thereto and (5) such other documents as the Financing Provider may reasonably request;

(c)    Governmental Authorizations and Consents. Each Company Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Facility Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Financing Provider. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Facility Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired;

(d)    Opinions of Counsel. The Financing Provider and its counsel shall have received duly executed copies of opinions of Simpson, Thacher & Bartlett LLP, counsel to the Company Parties, and Richards, Layton & Finger, PA, special Delaware counsel to the Company, each dated the Closing Date, in form and substance reasonably satisfactory to the Financing Provider (and each Company Party hereby instructs such counsel to deliver such opinions to the Financing Provider) (it being understood that no such opinion will be required to be given with respect to any foreign party);

(e)    Fees and Expenses. The Company shall have paid to the Financing Provider (i) all expenses payable pursuant to Section 4.02 that have accrued prior to the Closing Date and (ii) all fees as set forth in the GS Fee Letter;

(f)    No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or, to its reasonable knowledge, threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Financing Provider, singly or in the aggregate, materially impairs any of the transactions contemplated by the Facility Documents or that could have a Material Adverse Effect;

(g)    Patriot Act. On or prior to the Closing Date, the Financing Provider shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”) in respect of each Company Party; and

(h)    Other Matters. Such other documents as the Financing Provider may reasonably require; provided that nothing in this clause shall imply or impose a duty on the Financing Provider to so require.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01.    Representations and Warranties.

(a)    The Company represents to the Financing Provider that (i) it is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute, deliver and perform this Agreement and each other document contemplated hereby to which it is a party and to consummate the transactions herein and therein contemplated, (ii) the execution, delivery and performance of this Agreement and each such other related document, and the consummation of such transactions have been duly authorized by it and this Agreement and each such other document constitutes its legal, valid and binding obligation, (iii) the execution, delivery and performance of this Agreement and each such other document and the consummation of such transactions (x) do not and will not conflict with the provisions of its governing instruments, (y) will not violate any provisions of applicable law or regulation or any order of any court or regulatory body and (z) will not result in the breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected and (iv) no actions or proceedings at law or in equity are pending (or, to its knowledge, threatened) against it before any court, tribunal, governmental body, agency or official or any arbitrator that would reasonably be expected to result in a Material Adverse Effect.

(b)    On each Relevant Trade Date and Facility Sale Date, the Applicable Purchaser represents and warrants that (i) the Applicable Purchaser is an eligible assignee under the documentation governing the relevant Portfolio Investment, however eligibility (or such similar terms as necessary to give meaning to this provision) is determined thereunder and, without limiting the foregoing, is eligible to become the registered owner of such Portfolio Investment (subject to any consents required under the Underlying Documentation) and (ii) no statement or information with respect to the relevant Borrower prepared or delivered by the Company or the Guarantor to the Financing Provider contains any misstatement of a material fact, and there are no omissions therefrom that result in such statement or information being misleading, in each case as of the date made or furnished (or in the case of information prepared by third parties who are not controlled Affiliates of the Company or the Guarantor, the Company, the Guarantor and their controlled Affiliates have no actual knowledge that such statement or information contains any misstatement of a material fact or omissions therefrom that result in such statement or information being misleading).

(c)    Each of the Company and the Financing Provider represents and warrants that, with respect to this Agreement and each Facility Sale Transaction or other transaction contemplated hereby (each, a “Transaction”):

(i)    Non-Reliance. It has made its own determinations regarding the tax and accounting treatment of all aspects of the Transaction including, without limitation, the tax and accounting treatment of any principal, interest or other distributions paid with respect to the Portfolio Investments. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction. It has evaluated for itself whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)    Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)    Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

On each Relevant Trade Date and Facility Sale Settlement Date the Applicable Purchaser and the Financing Provider shall each be deemed to repeat all the foregoing representations in this clause (c) made by it.

(d)    Financing Provider Representation and Warranty. The Financing Provider represents and warrants to each Company Party that it (a) shall not, and does not intend to, treat or characterize the entry into this Agreement as a “true sale” of any Portfolio Investment, (b) it shall account for each Portfolio Investment on its consolidated balance sheet and (c) shall not legally isolate any such Portfolio Investment with the intention that such assets may not be recoverable by, or available to, the estate of the Financing Provider or its creditors in the event of a bankruptcy, insolvency or other similar event or proceeding.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.    Events of Default.

Each of the following events shall be an “Event of Default” hereunder:

(a)    the Company or the Guarantor shall fail to pay any amount owing by it in respect of the Obligations (whether for fees, valid reimbursement obligations or other amounts) when and as the same shall become due and payable, and, in the case of any fee, cost, expense or loss, such failure is not remedied on or before the second (2nd) Business Day after written notice of such failure is received by the Company;

(b)    any representation or warranty made or deemed made by any Company Party herein or in any Facility Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate or other document furnished pursuant hereto or thereto or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(c)    any Company Party shall fail to observe or perform any covenant or agreement contained herein and such failure is not remedied on or before ten (10) Business Days after written notice of such failure is received by the Company from the Financial Provider;

(d)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Company Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(e)    any Company Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Company Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(f)    any Company Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(g)    (i) any Company Party shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused, or shall be entitled or permitted or have the right to cause, such Material Indebtedness to become due prior to its scheduled final maturity date or (ii) any Company Party shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of such Company Party, any applicable grace periods shall have expired following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any time unpaid exceeding $100,000,000;

(h)    a Parent Rating Event; or

(i)    the Reported AUM as at the end of any fiscal quarter shall be less than the Reported AUM Threshold.

SECTION 7.02.    Remedies.

(a)    If at any time an Event of Default (other than an event with respect to the Company described in clause (d) or (e) of Section 7.01) has occurred and is continuing, the Financing Provider may, by written notice to the Company, take one or more of the following actions, at the same or different times:

(i)    terminate the commitments and reduce the Commitment Amount to zero;

(ii)    declare a Facility Acceleration Event;

(iii)    declare all of the Obligations then outstanding to be due and payable in whole (or in part, in which case any Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company;

(iv)    exercise its rights and remedies under Section 2.07(c) in relation to any Cash Collateral and apply such Cash Collateral to any Obligations due and payable under clause (iii) above;

(v)    in the event that any Facility Sale Transaction is stayed, enjoined or declared to be ineffective by a court of competent jurisdiction, or if any Company Party files or supports any motion seeking the same, to sell or otherwise dispose of in a commercially reasonable manner (a “Default Sale”) the Portfolio Investment at such price or prices as the Financing Provider may reasonably deem satisfactory, subject to such Facility Sale Transaction and declare any Sale Loss Amounts arising therefrom to be due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and

(vi)    subject to the terms of the Facility Documents, exercise any and all remedies under the Facility Documents and under applicable law available to the Financing Provider,

(b)    Upon the occurrence of an Event of Default described in clause (d) or (e) of Section 7.01, the actions and events described in Sections 7.02(a)(i), Section 7.02(a)(ii) and Section 7.02(a)(iii) shall be required or taken automatically without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the Guarantor.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.    Notices. All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system) to:

(i)    if to the Company, to it at;

Apollo Debt Solutions BDC

9 West 57th Street

New York, NY 10019

Attention: Joseph D. Glatt

Telephone: 212.822.0456

Email: LoanNotices@apollo.com and AICNOTICE@apollocapital.com; and

(ii)    if to the Financing Provider, to the address to be provided separately by the Financing Provider;

or, in each case, at such other address as shall be designated by such party in a notice to each other party hereto. All such notices and other communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

SECTION 8.02.    No Waiver. No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 8.03.    Indemnity; Damage Waiver.

(a)    The Company shall indemnify the Financing Provider and each of its Related Parties (each such person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of not more than one (1) outside counsel for any Indemnitee, and if necessary, any local counsel in each material jurisdiction, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations hereunder or the exercise of the parties thereto of their respective rights or the consummation of the transactions contemplated hereby, (2) the purchase (or attempted purchase), sale (or attempted sale) or ownership of any Portfolio Investment, in each case in accordance with the terms of this Agreement, or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the bad faith, fraud, willful misconduct or gross negligence of such Indemnitee, (y) a claim brought against such Indemnitee for material breach in bad faith of such Indemnitee’s obligations under this Agreement or the other Facility Documents, if there has been a final and nonappealable judgment against such Indemnitee on such claim as determined by a court of competent jurisdiction or (z) a claim arising as a result of a dispute between Indemnitees (other than claims arising out of any act or omission by the Company or its Affiliates).

(b)    To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party (or any Related Party to such party), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement, instrument or transaction contemplated hereby, or the purchase (or attempted purchase), sale (or attempted sale) or ownership of any Portfolio Investment.

SECTION 8.04.    Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by a facsimile transmission) and executed by the Company, the Initial Purchaser and the Financing Provider.

SECTION 8.05.    Successors; Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Financing Provider (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) the Financing Provider may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Company (and any attempted assignment or transfer by the Company without such consent shall be null and void). Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any person any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 8.06.    Governing Law; Submission to Jurisdiction; Etc.

(a)    Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York.

(b)    Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”), each party hereto irrevocably (i) submits to the non- exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes the Financing Provider from bringing Proceedings in any other jurisdiction.

(c)    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.07.    Counterparts. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

SECTION 8.08.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.09.    Confidentiality. The Information (as defined below) and the contents of this Agreement are confidential and shall not be disclosed to any third party, and no party hereto shall make any public announcement relating to this Agreement without consent of each other party (except that the any Company Party may make disclosure or an announcement by way of a press release, filing a Form 8-K or other report with the Securities and Exchange Commission, or as otherwise required by applicable law or regulation); except that disclosure by any party of this Agreement and its terms, or by the Financing Provider of the Information, is permitted (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, attorneys, advisors and other representatives who need to know such Information in connection with the transactions contemplated hereby (it being understood that (A) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as provided in this Section 8.09 and (B) it will be responsible for its Affiliates’ compliance with this Section 8.09), (ii) to the extent requested by any regulatory agency or authority with competent jurisdiction over it or its Affiliates (including any self-regulatory authority), (iii) where required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or regulatory inquiry or to comply with any applicable law, order, regulation, ruling, or disclosure requirement, including without limitation, any requirement of any regulatory body or stock exchange where the shares of such disclosing party are listed, as determined by the disclosing party in good faith following consultation with the other party hereto, (iv) to any other party hereto or to any rating agency in connection with rating any Company Party, (v) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.09, (A) by the Financing Provider to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement; provided that such Person would be permitted to be an assignee or participant pursuant to the terms hereof or (B) by the Company to any investor or prospective investor in the Company, (vii) on a confidential basis to (A) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Company Party or any of their obligations or (B) any market data service, (viii) with the prior written consent of the Company, (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 8.09 or (B) becomes available to the Financing Provider or any of its Affiliates on a nonconfidential basis from a source other than the Company or its Affiliates and is not actually known by it to be in breach of any other Person’s confidentiality obligations to the Company or (x) in connection with the acquisition or transfer of any of the Portfolio Investments or other the assets contemplated by this Agreement or to any party to any of the Underlying Documents or other documents or instruments governing, or entered into in connection with, any Portfolio Investment. Notwithstanding the foregoing or any other provision in this Agreement or any other document, the Company, the Initial Purchaser and the Financing Provider (and each employee, representative, or other agent of the Company, the Initial Purchaser and the Financing Provider) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

For purposes of this Section 8.09, “Information” means all information provided by the Company or the Guarantor to the Financing Provider in connection with this Agreement or the transactions contemplated herein relating to the Company or any of its businesses or any portfolio investment (including information delivered pursuant to Section 2.01), other than any such information that is available to the Financing Provider on a nonconfidential basis prior to disclosure by the Company or the Guarantor (as applicable) and is not actually known by it to be in breach of any other Person’s confidentiality obligations to the Company or the Guarantor (as applicable). Any Person required to maintain the confidentiality of Information as provided in this Section 8.09 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.10.    Bankruptcy Code; Dodd-Frank Title VII. Each party acknowledges and agrees that this Facility Agreement and each Facility Sale Transaction (A) entered into under this Confirmation is a “debt . . . forward agreement” constituting a “swap agreement” within the meaning given to such term under Section 101(53B) of the United States Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”); and (B) is not a “swap” or “security-based swap” for purposes of Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

SECTION 8.11.    Inconsistency. It is the intent of the parties hereto that the LSTA Par/Near Par Trade Confirmation and the LSTA Distressed Trade Confirmation are both being used for administrative convenience, and if the Company reasonably requests any amendment to this Agreement, any Schedule hereto or any other document in connection therewith (for accounting, regulatory or other reasons) the parties will, in good faith, use their commercially reasonable efforts to amend or modify any such documents as requested by the Company. In furtherance of the foregoing, in the event of any conflict or inconsistency between any term, covenant or condition of this Agreement and any term, covenant or condition of any Schedule or Trade Confirmation, the provisions of this Agreement shall control and govern.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

APOLLO DEBT SOLUTIONS BDC, as the Company

By	/s/ Joseph Glatt
Name: Joseph D Glatt
Title: Trustee

GOLDMAN SACHS BANK USA, as the Financing Provider

By	/s/ Joseph McNeila
Name: Joseph McNeila
Title: Managing Director

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